FORM 5


/ / Check box if no longer subject to Section 16. Form 4 or
    Form 5 obligations may continue. See Instruction 1(b)
/ / Form 3 Holdings Reported
/ / Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                             HEI, Inc. (HEII)                              (Check all applicable)

Nordquist  Dale       A.                  3. IRS or Social Security   4. Statement for         Director       10% Owner
(Last)     (First)  (Middle)                 Number of Reporting         Month/Year        ---                --
                                             Person (Voluntary)          August 1998        X  Officer (give  ____ Other (specify
                                                                                           --- title below)        below)
1495 Steiger Lake Lane
       (Street)

Victoria      MN         55386
(City)       (State)     (Zip)


                                                         5. If Amendment,    7.  Individual or Joint/Group Filing (Check Applicable
                                                            Date of Original            Line)
                                                            (Month/Year)

                                                                             X  Form filed by One Reporting Person
                                                                            ___ Form filed by More than One Reporting Person


           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

 1. Title of    2. Transaction Date  3. Transaction   4. Securities Acquired (A)   5. Amount of      6. Ownership    7. Nature
    Security       (Month/Day/          Code             or Disposed of (D)           Securities        Form:           of
    (Instr. 3)     Year)                (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially      Direct (D)      Indirect
                                                                                      Owned at          or  Indirect    Beneficial
                                                                                      Issuer's         (I)(Instr. 4)    Ownership
                                                                                      Fiscal Year                       (Instr. 4)
                                                                                      (Instr. 3 and 4)

                                                        Amount    (A) or (D)   Price

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*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of  2.Conver-  3. Trans- 4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
Derivative     sion or     action    tion         Deriva-        cisable        Amount of     of        of         ship      ture
Security       Exercise    Date      Code         tive Secur-    and Expira-    Underlying    Deriv-    Deriv-     Form      of In-
(Instr. 3)     Price of    Month/  (Instr. 8)     ities Ac-      tion Date      Securities    ative     ative      of        direct
               of Deriv-   Day/                   quired (A)     (Month/Day/   (Instr. 3&4)   Secur-    Secur-     De-       Bene-
               ative       Year)                  or Disposed    Year)                        ity       ities      rivative  ficial
               Security                           of (D)                                      (Instr.   Bene-      Secu-     Owner-
                                                  (Instr.                                     5)        ficially   rity:     ship
                                                  3,4, and 5)                                           Owned at   Direct    (Instr.
                                                                                                        End of     (D) or    4)
                                                                                                        Month      Indi-
                                                                                                        (Instr.    rect (I)
                                                                                                        4)         (Instr.
                                                                                                                   4)

                                                               Date     Expira-
                                                               Exer-    tion               Amount or
                                                               cisable  Date       Title   Number of
                                                                                           Shares
                                                  (A)   (D)

Stock Options   4.7125    8/28/98     J(1)             44,500  1/19/96  1/19/05   Common   44,500   9.00    0
                                                                                  Stock
                                                                                  $.05
                                                                                  par
                                                                                  value

Stock Options   4.0300    8/28/98     J(1)             17,500  12/22/98 12/22/07  Common   17,500   9.00    0
                                                                                  Stock
                                                                                  $.05
                                                                                  par
                                                                                  value

Stock Options   4.9250    8/28/98     J(1)             52,500  1/22/01  1/22/08   Common   52,500   9.00    0
                                                                                  Stock
                                                                                  $.05
                                                                                  par
                                                                                  value




Explanation of Responses:

(1) Pursuant to the Company's  Employee  Stock Option Plan,  all options held by the reporting  person granted under the plan became fully vested and exercisable  upon the change of control which occurred in August 1998 and such options were cashed out on the basis of the change of control price (as determined under the plan). Upon such payment, all such options were cancelled.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/Dale A. Nordquist   October 13, 1998
                                                                                          ---------------------   ----------------

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                      **Signature of Reporting Person  Date


Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
see Instruction 6 for procedure.                                                                                              Page 2